Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Hackett Group, Inc. (“the Company”) of our report dated March 4, 2022, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, and our report relating to the effectiveness of the Company’s internal control over financial reporting, dated March 4, 2022, (November 8, 2022 as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (Restated)), appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2021.

/s/ RSM US LLP

Miami, Florida

December 23, 2022

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